CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires $60.5 Million Portfolio located in the Greater Atlanta, Georgia Metro Area

CINCINNATI, OH, January 22, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that it completed a portfolio acquisition of six grocery-anchored shopping centers containing approximately 507,668 square feet located in the Greater Atlanta Metro Area at an aggregate purchase price of approximately $60.5 million. The portfolio is anchored by five Kroger grocery stores and one Publix grocery store. This acquisition brings the Company’s total portfolio to 32 properties with 13 leading grocers, in 15 states with an aggregate purchase price of approximately $367.5 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

“We are extremely pleased to have closed this portfolio in the Greater Atlanta Metro Area,” commented Jeffrey Edison, Co-Chairman of the Board and Chief Executive Officer of Phillips Edison-ARC Shopping Center REIT Inc. “We believe in the strength of the grocery-anchored shopping center model and feel that these acquisitions further enhance the strength of our portfolio by adding strong, credit-worthy tenants such as Kroger and Publix.”

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of January 21, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 32 grocery-anchored shopping centers totaling 2,997,845 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect,” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

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